JACKSONVILLE BANCORP
ANNOUNCES RECORD EARNINGS

JACKSONVILLE, FLA., July 26/PRNewswire-First Call/--Jacksonville Bancorp, Inc. (NASDAQ: JAXB), holding company for The Jacksonville Bank, announced today that the Company had record earnings of $694 thousand, compared to $689 thousand in 2006. Basic and diluted earnings per share for the quarter ending June 30, 2007 were consistent with the same period of 2006 at $0.40 and $0.38, respectively.

For the first six months of 2007, Jacksonville Bancorp reported record earnings per diluted share of $0.68, a 3% increase over the $0.66 reported in the same period in 2006. "Our record earnings for the second quarter and the first six months of 2007 were fueled by the strong organic growth in our marketplace while maintaining outstanding credit quality and efficient operations," said Gilbert J. Pomar, III, president and chief executive. “We have grown the Company $58 million in the last 12 months and $42 million in the last six months. We are building a deep sales culture and strong customer relationships.”

Total assets were $368 million at June 30, 2007, compared to $326 million at December 31, 2006 and $310 million at June 30, 2006. Period end loans increased by $39 million, or 14% (27% annualized), for the six-month period from December 31, 2006, and by $64 million, or 25%, from June 30, 2006. Deposits increased by $45 million, or 18%, from June 30, 2006. The Company recently implemented a strategic deposit acquisition plan designed to attract and retain customer relationships. Earning assets as a percentage of total assets were 96.2% as of June 30, 2007, compared to 94.0% at June 30, 2006.

Credit quality remains healthy. The Company had charge-offs of $23,900 and recoveries of $3,600 during the first six months of 2007. The allowance for loan losses was .94% of total loans, compared to .92% for the comparable period in 2006. The increase was the result of additional expense related to strong loan growth. The allowance at June 30, 2007 represented 596.7% of nonperforming loans. “No significant adjustments were made to the reserves during the quarter because of the strong credit quality and the fact that there is no exposure to the sub-prime market,” added Mr. Pomar.

Net interest income for the quarter increased 7% over the second quarter of 2006, due primarily to strong loan growth. The net interest margin was 3.51% and 3.63% for the quarter and year, respectively, compared to 3.91% and 3.80% for the comparable periods in 2006. The decline is the result of margin compression caused by the increased cost of funding the Company’s growth initiatives.

Noninterest income increased by 4% over the second quarter 2006 and 18% for the six months ended June 30, 2007, compared to the same period in the previous year as a result of increased deposit service charges and mortgage origination income. Noninterest expense was $2.0 million for the quarter ended June 30, 2007, up 4% over the comparable period in the prior year. For the six months ended June 30, noninterest expense was $4.1 million, an increase of 12% over the same period in 2006. The Company continues to absorb additional expenses related to its fifth branch, which opened for business on June 9, 2006. Conversely, the Company’s efficiency ratio showed a slight improvement to 62.4% for the six months ended June 30, 2007 from 62.9% for the comparable period in 2006.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Earnings Summary

Total interest income	$6,612	$5,355	$12,655	$10,210
Total interest expense	3,623	2,565	6,734	4,929

Net interest income	2,989	2,790	5,921	5,281
Provision for loan losses	201	117	448	269
Net interest income after provision for loan losses	2,788	2,673	5,473	5,013
Noninterest income	285	273	577	487
Noninterest expense	1,950	1,874	4,056	3,625
Income before income tax	1,123	1,072	1,994	1,875
Income tax provision	429	383	757	678
Net income	$694	$689	$1,237	$1,197

Summary Average Balance Sheet
Loans, gross.	$311,974	$255,952	$299,608	$247,804
Securities	26,720	28,014	26,696	26,926
Other earning assets	2,571	2,481	2,424	5,541
Total earning assets	341,265	286,447	328,728	280,271
Other assets	14,148	13,438	14,058	13,311
Total assets	$355,413	$299,885	$342,786	$293,582
Interest bearing liabilities	$294,656	$243,828	$283,382	$236,332
Other liabilities	36,775	35,451	35,728	36,901
Shareholders' equity	23,982	20,606	23,676	20,349
Total liabilities and shareholders' equity	$355,413	$299,885	$342,786	$293,582

Per Share Data
Basic earnings per share	$0.40	$0.40	$0.71	$0.70
Diluted earnings per share	$0.38	$0.38	$0.68	$0.66
Basic weighted average shares outstanding	1,742,673	1,721,889	1,742,793	1,720,171
Diluted weighted average shares outstanding	1,819,819	1,804,582	1,821,155	1,804,340
Book value per basic share at end of period	13.94	12.15	13.94	12.15
Total shares outstanding at end of period	1,741,668	1,721,852	1,741,668	1,721,852
Closing market price per share	$28.25	$30.00	$28.25	$30.00

Selected Ratios
Return on average assets	0.78%	0.92%	0.73%	0.82%
Return on average equity	11.61%	13.41%	10.54%	11.86%
Average equity to average assets	6.75%	6.87%	6.91%	6.93%
Interest rate spread	2.84%	3.28%	2.97%	3.14%
Net interest margin	3.51%	3.91%	3.63%	3.80%
Allowance for loan losses as a percentage of total loans	0.94%	0.92%	0.94%	0.92%
Net charged off loans as a percentage of average loans	0.00%	0.04%	0.01%	0.04%
Efficiency ratio	59.56%	61.18%	62.42%	62.85%

	June 30,
Summary Balance Sheet	2007	2006
Cash and cash equivalents	$6,829	$13,795
Securities	28,862	27,699
Loans, net	319,525	256,030
All other assets	12,916	12,462
Total assets	$368,132	$309,986
Deposit accounts	$301,217	$255,810
All other liabilities	42,640	33,259
Shareholders' equity	24,275	20,917
Total liabilities and shareholders' equity	$368,132	$309,986